Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-227817, File No. 333-220758 and File No. 333-201163) and the Registration Statements on Form S-8 (File No. 333-222534, File No. 333-208901, File No. 333-198940 and File No. 333-178771) of Lianluo Smart Ltd. (the “Company”) of our report dated May 15, 2020, relating to the Company’s consolidated financial statements which appear in this Annual Report on Form 20-F of the Company for the year ended December 31, 2019.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, China

May 15, 2020